                                                                      EXHIBIT 12

                   THE TIMES MIRROR COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)


                                                                                        NINE MONTHS
                                                YEAR ENDED DECEMBER 31                     ENDED
                                 ----------------------------------------------------  SEPTEMBER 30,
                                   1990       1991       1992       1993       1994        1995
                                 --------   --------   --------   --------   --------  -------------
Fixed Charges
  Interest expense.............  $ 74,817   $ 76,724   $ 74,281   $ 84,054   $ 69,322    $  21,740
  Interest related to
     ESOP(a)...................     6,473      5,074      4,113      2,611      1,376
  Capitalized interest.........    17,802     13,537      3,963        391      1,142          485
  Portion of rents deemed to be
     interest..................    21,180     21,190     21,857     21,007     20,418       16,787
  Amortization of debt
     expense...................       512        866        600        995        339           43
                                 --------   --------   --------   --------   --------    ---------
          Total Fixed
            Charges............  $120,784   $117,391   $104,814   $109,058   $ 92,597    $  39,055
                                 ========   ========   ========   ========   ========    =========
Earnings (Loss)
  Income (loss) from continuing
     operations before income
     taxes.....................  $204,399   $ 55,348   $ (7,102)  $109,785   $257,899    $(238,229)
  Fixed charges, less
     capitalized interest and
     interest related to
     ESOP(a)...................    96,509     98,780     96,738    106,056     90,079       38,570
  Amortization of capitalized
     interest..................     3,937      4,576      5,963      4,222      4,229        3,362
  Distributed income from less
     than 50% owned
     unconsolidated
     affiliates................     9,191        190        214        281        292           96
  Subtract: Equity loss
     (income) from less than
     50% owned unconsolidated
     affiliates................    (5,901)    (2,857)     2,025      1,067      1,158       (1,764)
                                 --------   --------   --------   --------   --------    ---------
          Total Earnings
            (Loss).............  $308,135   $156,037   $ 97,838   $221,411   $353,657    $(197,965)
                                 ========   ========   ========   ========   ========    =========
Ratio of earnings to fixed
  charges......................       2.6x       1.3x     (b)          2.0x       3.8x      (c)


---------------

(a) The Company has guaranteed repayment of debt of the Employee Stock Ownership Plan and, accordingly, has included the related interest in fixed charges. This debt was repaid on December 15, 1994.

(b) Earnings are approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.


(c) Earnings are approximately $237 million lower than the amount needed to cover fixed charges in this period, as earnings in this period were impacted by approximately $383 million in restructuring charges.

                                                                      EXHIBIT 12

                   THE TIMES MIRROR COMPANY AND SUBSIDIARIES

                   COMPUTATION OF RATIO OF EARNINGS TO FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS


                                                                                NINE MONTHS
                                                                                   ENDED
                                                                               SEPTEMBER 30,
                                                                                   1995
                                                                               -------------
Fixed Charges
  Interest expense...........................................................    $  21,740
  Capitalized interest.......................................................          485
  Portion of rents deemed to be interest.....................................       16,787
  Amortization of debt expense...............................................           43
                                                                                 ---------
          Total Fixed Charges................................................       39,055
Preferred Stock Dividend Requirements........................................       54,154
                                                                                 ---------
          Fixed Charges and Preferred Stock Dividends........................    $  93,209
                                                                                 =========
Earnings (Loss)
  Loss from continuing operations before income taxes........................    $(238,229)
  Fixed charges, less capitalized interest...................................       38,570
  Amortization of capitalized interest.......................................        3,362
  Distributed income from less than 50% owned unconsolidated affiliates......           96
  Subtract: Equity income from less than 50% owned unconsolidated
     affiliates..............................................................       (1,764)
                                                                                 ---------
          Total Loss.........................................................    $(197,965)
                                                                                 =========
Ratio of earnings to fixed charges and preferred stock dividends.............          (a)


---------------


(a) Earnings are approximately $291 million lower than the amount needed to cover fixed charges and preferred stock dividends in this period, as earnings were impacted by approximately $383 million in restructuring charges.


                                  Page 2 of 2